n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION, CONTACT:

Regina Nethery
Humana Investor Relations
502-580-3644
RNethery@humana.com

Mitch Lubitz
Humana Corporate Communications
813-287-6180
MLubitz@humana.com

Michael Earley, CEO
Metropolitan Health Networks
561-805-8500
MEarley@metcare.com

Al Palombo
Cameron Associates Investor Relations
212-554-5488
Al@cameronassoc.com

Humana Announces Intent to Acquire Metcare Health Plans, Inc.

Metropolitan Health Networks, Inc. to Continue Managing Members Through
New Provider Service Agreement

LOUISVILLE, Ky. — June 30, 2008 — Humana Inc. (NYSE: HUM) today announced it has signed a definitive agreement to purchase Metcare Health Plans, Inc. (“MHP”), a wholly owned subsidiary of Metropolitan Health Networks, Inc. (“Metropolitan”) (AMEX: MDF) – based in West Palm Beach, Florida – for an estimated $14 million. The transaction is subject to regulatory approvals from the Florida Office of Insurance Regulation and the Centers for Medicare and Medicaid Services.

AdvantageCare, the Medicare Advantage health plan offered by MHP, provides Medicare beneficiaries with access to comprehensive health care coverage in Florida. The acquisition is expected to increase Humana’s Medicare Advantage membership by approximately 7,000 members in the following 13 Florida counties: Charlotte, Collier, Glades, Lake, Lee, Manatee, Marion, Martin, Okeechobee, Polk, Sarasota, St. Lucie and Sumter.

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

“We are very excited about the purchase of MHP, as it will enhance Humana’s mission to provide Medicare beneficiaries broad access to affordable health care in Florida,” said Michael A. Seltzer, Humana Florida Senior Products CEO. “The MHP leadership team also brings Humana management expertise and expanded market presence in several Florida counties, greatly complementing Humana’s existing Florida operations.”

Under terms of the agreement, Humana has agreed to purchase all of the issued and outstanding shares of common stock of MHP for an estimated $14 million. Subject to regulatory approvals, the transaction is targeted to close during the third quarter of 2008.

Concurrent with the sale, Metropolitan, through its core Provider Service Network (PSN) business, Metcare of Florida, Inc., has agreed to enter into a provider-risk agreement with Humana in the 13 counties listed above to provide care for AdvantageCare customers as well as future Humana customers in these counties. In addition, Metropolitan is expanding its provider relationship with CarePlus – Humana’s wholly owned Medicare Advantage health plan – to include these 13 counties.

“We believe this transaction is a win for AdvantageCare customers, a win for Humana, and a win for Metropolitan,” said Michael Earley, Chairman and Chief Executive Officer of Metropolitan Health Networks. “We anticipate that the transition will be relatively seamless for AdvantageCare customers and that they will benefit from Humana’s expertise and leadership in this marketplace. We are also optimistic that, as a result of Humana’s existing contracts with various service providers, the new provider-risk arrangement will assist us to reduce medical costs.”

Morgan Joseph & Co. Inc. served as exclusive financial advisor to Metropolitan Health Networks, Inc. in this transaction.

The transaction is not expected to have any effect upon Humana’s full-year 2008 earnings guidance of $4.10 to $4.35.

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

Conference Call Information:

Metropolitan Health Networks will hold a conference call to review the above mentioned transaction on June 30, 2008, at 11 a.m. Eastern. The call will be hosted by Michael Earley, Metropolitan chairman and chief executive officer. Interested parties may access the conference call by dialing the following numbers: (888) 713-4209 (domestic) or 617-213-4863 (international), pass code # 65156372. The call will also be available via webcast at www.metcare.com, http://www.streetevents.com, http://www.fulldisclosure.com.

Participants may pre-register for the call at:
https://www.theconferencingservice.com/prereg/key.process?key=PUTMMYMY7.
Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on July 7, 2008, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code # 67344469. The call will also be archived on Metropolitan’s website.

Cautionary Statement

This news release contains statements and earnings guidance points that are forward-looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the companies’ Form 10-Ks for the year ended December 31, 2007, their Form 10-Qs for the period ended March 31, 2008, and Form 8-Ks filed during 2008 with the Securities and Exchange Commission.

About Metropolitan

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other residents in South and Central Florida. To learn more about Metropolitan Health Networks, Inc., please visit its website at www.metcare.com.

About Humana
Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.4 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replays of most recent earnings release conference calls;

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.